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                                                                     EXHIBIT 3.3

                            CERTIFICATE OF AMENDMENT
                                     TO THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                                 STARTEK, INC.


     StarTek, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Act"), hereby certifies as follows:

         1.  The name of the corporation is StarTek, Inc. (the "Corporation").

         2. The amendment to the Certificate of Incorporation of the Corporation set forth below was duly adopted in accordance with the provisions of Section 242 of the Act.

         3. The Certificate of Incorporation of the Corporation is hereby amended by deleting Article IV thereof in its entirety and by substituting in lieu thereof the following, so that Article IV, Section A shall hereafter read as follows:


                                   ARTICLE IV
                                     Stock
                                     -----

         The total number of shares of stock which the Corporation shall have authority to issue is 18,000,000 shares with $.01 per share par value, all of which are designated as common stock ("Common Stock").

     IN WITNESS WHEREOF, this Certificate of Amendment to the Certificate of Incorporation of StarTek, Inc. is executed May 20, 1999.


                                           STARTEK, INC., a Delaware corporation


                                           By: /s/ Dennis M. Swenson
                                              ----------------------------------
                                           Title: Executive Vice President,
                                                  Chief Financial Officer,
                                                  Secretary and Treasurer